Exhibit 99.1

CONSENT OF NOMINEE TO THE BOARD OF DIRECTORS

I hereby consent to the reference to me, Abraham Peled, included in or made a part of the Registration Statement on Form F-1 of NDS Group Holdings Limited, and any amendments thereto, as an individual to become a director of NDS Group Holdings Limited and to the inclusion of my biographical information in such Registration Statement.

By:	/s/ Abraham Peled
Abraham Peled

Date: December 19, 2011